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                                                                   EXHIBIT 99.1

[VISTA GOLD CORP. LOGO]    7961 SHAFFER PARKWAY
                           SUITE 5
                           LITTLETON, COLORADO 80127
                           TELEPHONE (720) 981-1185
                           FAX (720) 981-1186

                                      Trading Symbol: VGZ
                                      Toronto and American Stock Exchanges

______________________________________________ NEWS ___________________________

VISTA GOLD CORP. ANNOUNCES OPTION AGREEMENT TO SELL AMAYAPAMPA PROJECT, BOLIVIA

DENVER, COLORADO DECEMBER 16, 2003 - Vista Gold Corp. (TSX & AMEX: VGZ) is pleased to announce that it has reached an agreement to sell its Amayapampa Project in Bolivia to Luzon Minerals Ltd. of Vancouver, British Columbia, Canada.

Completion of the transaction is subject to the receipt of all regulatory and other approvals, and completion of due diligence satisfactory to Luzon by June 1, 2004. During this due diligence period, Luzon has agreed to update the feasibility study, complete a technical report in compliance with Canadian National Instrument 43-101, and seek the required financing for the project. Luzon will issue Vista 50,000 common shares initially, and during the due diligence period, Luzon will pay Vista US$10,000 per month for the first four months, then US$15,000 per month for the fifth and sixth months. At completion of the due diligence period, provided Luzon elects to proceed, Luzon will pay Vista US$930,000 and issue Vista 2,000,000 common shares. At the earlier of start of construction or January 1, 2006 Luzon will pay Vista US$4,000,000 or at Vista's election, a combination of shares and cash based on Luzon's share price, not to exceed 5,200,000 shares or US$4,000,000 cash. Luzon will grant Vista a 3% NSR type royalty where the price of gold is less than US$450 per ounce and a 4% NSR type royalty where the price of gold is $450 per ounce or more.

Vista President and CEO, Ronald J. (Jock) McGregor commented "The potential sale of Amayapampa for cash, shares and a royalty is in keeping with the Company's strategic plan of generating a royalty income stream for the Company. Selective disposition of some of our more advanced projects while minimizing exposure to debt, hedging, or other operational risks also fits our strategic plan by creating value for our shareholders. Luzon is a good choice for this potential sale as it is in the business of developing mining operations, has good management with a proven track record in mine development, and has a presence in Bolivia with its Liphichi property."

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation's holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills, Hycroft and Wildcat projects in Nevada, the Long Valley project in California, the Yellow Pine project in Idaho, the Paredones Amarillos and Guadalupe De Los Reyes projects in Mexico, and the Amayapampa project in Bolivia.



The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation's periodic reports, including the annual report on Form 10-K, as amended, filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Jock McGregor at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com